Exhibit 99.1

Investor Relations Contact:

Ken Lowe
Sigma Designs, Inc.
Tel: 408/957-9850
Fax: 408/957-9741
IR@sdesigns.com

For Immediate Release

SIGMA DESIGNS ANNOUNCES INQUIRIES INTO STOCK OPTION PRACTICES AND
SHAREHOLDER DERIVATIVE ACTION

MILPITAS, Calif. — July 26, 2006 — Sigma Designs®, Inc. (Nasdaq: SIGM), a leader in digital media processors for consumer appliances, today announced that a shareholder derivative action was filed in the United States District Court for the Northern District of California. This lawsuit names Sigma as a nominal defendant and a number of Sigma’s current and former directors and officers as defendants. The lawsuit seeks to recover damages purportedly sustained by Sigma in connection with its option granting processes equitable relief, disgorgement of certain options and proceeds therefrom allegedly obtained by certain of the defendants, reimbursement of expenses and costs of the action, and other relief as determined by the Court. Sigma does not intend to file additional current reports on Form 8-K describing future, similar lawsuits, if any, that may be filed against Sigma or its personnel.

Sigma further announced that it has received a letter of informal inquiry from the Securities and Exchange Commission (SEC) requesting certain documents relating to the Company’s stock option grants and practices. The letter from the SEC states that this informal inquiry should not be construed as an indication by the SEC or its staff that any violation of law has occurred, or as an adverse reflection upon any person, entity or security. Sigma intends to cooperate fully with the SEC request.

Sigma also announced that the Audit Committee of its Board of Directors previously commenced an internal review, assisted by outside legal counsel, relating to past stock option grants, the timing of such grants and related accounting matters.

Safe Harbor Statement

This press release contains forward-looking statements, including statements about the Sigma’s intent to cooperate with the Securities and Exchange Commission’s inquiry. Actual results could vary from those projected in the forward looking statements as a result of various factors, including changes in accounting regulations and other risks and uncertainties detailed in Sigma’s filings with the Securities and Exchange Commission, including its Form 10-Q for the quarterly period ended April 29, 2006.

About Sigma Designs, Inc. Sigma Designs (Nasdaq: SIGM) specializes in silicon-based media processors for IPTV set-top boxes, digital media receivers, high definition DVD players, HDTV, and portable media players. The company’s award-winning REALmagic® Video Streaming Technology is used in a variety of consumer applications providing highly integrated solutions for high-quality decoding of H.264, WMV9, MPEG-4, MPEG-2 and MPEG-1. Headquartered in Milpitas, Calif., the company also has sales offices in China, Europe, Hong Kong, Japan, Korea and Taiwan. For more information, please visit the company’s web site at www.sigmadesigns.com/.REALmagic and Sigma Designs are registered trademarks of Sigma Designs. All other products and companies referred to herein are trademarks or registered trademarks of their respective companies.